Exhibit 4.2

Execution Version

DISCOVER BANK

Master Servicer, Servicer and Seller

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

on behalf of the Certificateholders

AMENDMENT TO SPECIFIED SERIES SUPPLEMENTS

DISCOVER CARD MASTER TRUST I

Dated as of

June 4, 2010

This AMENDMENT TO SPECIFIED SERIES SUPPLEMENTS (this “Amendment”), dated as of June 4, 2010, is entered into by and between DISCOVER BANK, a Delaware banking corporation (formerly Greenwood Trust Company), as Master Servicer, Servicer and Seller (“Discover Bank”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association), as Trustee (the “Trustee”).

WHEREAS, Discover Bank and the Trustee entered into that certain Pooling and Servicing Agreement dated as of October 1, 1993, as amended, which was restated in its entirety by that certain Amended and Restated Pooling and Servicing Agreement, dated as of November 3, 2004, as amended, by and between Discover Bank and the Trustee, relating to Discover Card Master Trust I (as amended, the “Agreement”);

WHEREAS, Discover Bank and the Trustee entered into (i) that certain Series Supplement, dated as July 26, 2007, with respect to Series 2007-CC (the “Series 2007-CC Supplement”) and (ii) that certain Series Supplement, dated as of September 23, 2009, as amended, with respect to Series 2009-SD (the “Series 2009-SD Supplement” and together with the Series 2007-CC Supplement, the “Series Supplements”); and

WHEREAS, pursuant to Sections 13.01(a)(iv) of the Agreement, Discover Bank and the Trustee desire to amend the Series Supplements to clarify the allocation of funds under the Series 2009-SD Supplement to make payments and deposits under the Series 2007-CC Supplement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties and for the benefit of the Certificateholders:

A. Definitions. Unless otherwise specified, capitalized terms used in this Amendment shall have the same meanings ascribed to them in the Agreement or the applicable Series Supplement.

B. Amendments to the Series 2009-SD Supplement. Effective as of the date hereof, the Series 2009-SD Supplement shall be amended as follows:

1. Section 1 of the Series 2009-SD Supplement is hereby amended by adding the following new definitions in correct alphabetical order:

“Class D Notes” shall have the meaning set forth in the Indenture Supplement.

“Indenture” means the Indenture dated as of July 26, 2007 between the Issuer and Indenture Trustee, as the same may be amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Indenture Supplement” means the Amended and Restated Indenture Supplement dated as of June 4, 2010, for the DiscoverSeries Notes, by and between the Issuer and the Indenture Trustee, as the same may be amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Note Issuance Trust” shall mean the Discover Card Execution Note Trust, formed pursuant to the Trust Agreement, dated as of July 2, 2007, by and between Discover Bank, as Beneficiary, and Wilmington Trust Company, as Owner Trustee, as such agreement may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Ratings Effect” shall have the meaning set forth in the Indenture.

“Reserve Account Funding Shortfall” shall have the meaning given to it in Section 3.01(53A) of the Indenture Supplement.

2. Section 1 of the Series 2009-SD Supplement is hereby amended by amending and restating the following definition in its entirety as follows:

“Series Excess Spread” shall mean, for any Distribution Date, an amount equal to the sum of (a) the positive difference, if any, between (x) the sum of the Series Finance Charge Collections and Series Interchange for this Series minus (y) the sum of (i) the Investor Servicing Fee, and (ii) the product of the Series Percentage with respect to the Charged-Off Amount and the Charged-Off Amount, and (b) the Series Principal Collections for this Series, in each case for such Distribution Date, minus an amount equal to (x) the Series Principal Collections multiplied by (y) a fraction, the numerator of which is the sum of the Nominal Liquidation Amounts for each outstanding Tranche of Series 2007-CC and the denominator of which is (i) the Aggregate Investor Interest for the Master Trust minus (ii) the Series Investor Interest from this Series.

3. Section 9(b)(5) of the Series 2009-SD Supplement is hereby amended and restated as follows:

(5) All allocations set forth in other Series Supplements with respect to the Class A Required Amount, the Class A Cumulative Investor Charged-Off Amount, the Class B Required Amount, the Class B Cumulative Investor Charged-Off Amount, the Available Class A Credit Enhancement Amount, the Available Class B Credit Enhancement Amount, the Class Cumulative Investor Charged-Off Amount for Series 2009-CE or the Reserve Account Funding Shortfall, in each case as applicable and as each such term is defined in the relevant Series Supplement, shall be made from funds on deposit in the Group Finance Charge Collections Reallocation Account in accordance with such Series Supplements.

4. Section 33 of the Series 2009-SD Supplement is hereby deleted in its entirety and replaced thereof by the following:

“SECTION 33. Delay of the Class Expected Final Payment Date or Series Termination Date. The Master Servicer may from time to time delay either the Class Expected Final Payment Date or the Series Termination Date, subject to the conditions set forth in this Section 33. The Sellers may delay only if the Trustee and the Rating Agencies shall have been notified of such delay in writing, at least 5 business days in advance of the scheduled Class Expected Final Payment Date or the Series Termination Date, as applicable, which notice shall set forth the new Class Expected Final Payment Date or Series Termination Date, as applicable; provided, that, in the event that the Class Investor

Interest for any Class of any of Series 2003-4 Subseries 2, Series 2005-4 Subseries 1, Series 2006-1 Subseries 2, Series 1996-4, Series 2006-2 Subseries 2 or Series 2006-3 is not reduced to zero on its Class Expected Final Payment Date (as defined in the applicable Series Supplement), the Class Expected Final Payment Date for this Series shall automatically extend until the Distribution Date on which all the above referenced Class Investor Interests have been reduced to zero and the Series Termination Date for this Series shall automatically extend to occur on the first Business Day following the Distribution Date in the month which occurs 30 months following such extended Class Expected Final Payment Date; and provided, further, that in the event that, on or before the Class Expected Final Payment Date for this Series, the Required Subordinated Amount of the Class D Notes, as calculated using the Required Subordinated Percentage of Class D Notes in effect after the Class Expected Final Payment Date for Series 2009-SD, exceeds the Outstanding Dollar Principal Amount of the Class D Notes, the Class Expected Final Payment Date for this Series shall automatically extend until the date on which the Required Subordinated Amount of the Class D Notes as calculated above no longer exceeds the Outstanding Dollar Principal Amount of the Class D Notes and the Series Termination Date for this Series shall automatically extend to occur on the first Business Day following the Distribution Date in the month which occurs 30 months following such extended Class Expected Final Payment Date.”

C. Amendments to the Series 2007-CC Supplement. Effective as of the date hereof, the Series 2007-CC Supplement shall be amended as follows:

A new definition of “Reserve Account Funding Shortfall” is hereby added to the Series 2007-CC Supplement:

“Reserve Account Funding Shortfall” shall have the meaning given to it in Section 3.01(53A) of the Indenture Supplement.

Section 9(b)(8) of the Series 2007-CC Supplement is hereby amended and restated as follows:

(8) Reallocation from Group Finance Charge Collections Reallocation Account for other Series. After the allocations set forth in clauses (6) and (7) are made, then (i) if there are one or more Subordinate Classes with respect to any other Series in the Group to which the Series established hereby belongs, the allocations set forth in other Series Supplements which are substantially similar to clauses (6) and (7) shall be made with respect to each other such Class, in alphabetical order, to the extent that funds are available pursuant to this clause (8), (ii) if there is a Reserve Account Funding Shortfall, the lesser of (x) the Reserve Account Funding Shortfall, and (y) the Series Principal Collections for Series 2009-SD for the related Due Period excluding any such Series Principal Collections deposited into the Group Finance Charge Collections Reallocation Accounts necessary for application to cover shortfalls for other Series issued by the Trust in accordance with the Series Supplements for such other Series or for application to cover shortfalls for this Series 2007-CC as set forth in clauses (6) and (7), shall be withdrawn from the Group Finance Charge Collections Reallocation Account and deposited into the Series Distribution Account, and (iii) following the allocations set forth in clauses (i) and (ii), any other allocations set forth in other Series Supplements with respect to funds on deposit in the Group

Finance Charge Collections Reallocation Account shall be made in accordance with such Series Supplements, to the extent that funds are available pursuant to this clause (8). For purposes of calculating the amount to be withdrawn from the Group Finance Charge Collections Reallocation Account and paid to the Trustee as administrator of the Credit Enhancement for application in accordance with the Credit Enhancement Agreement, the Series Investor Interest of the Series established hereby shall be treated as zero.

D. Effect Upon the Agreement. Except as specifically set forth herein, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

E. Incorporation by Reference. The provisions of Sections 13.04 (Governing Law), 13.07 (Severability of Provisions), 13.10 (Further Assurances), 13.12 (Counterparts) and 13.13 (Third Party Beneficiaries) of the Agreement shall be incorporated into this Amendment, mutatis mutandis, as if references to “this Agreement” in the Agreement were references to this Amendment.

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IN WITNESS WHEREOF, Discover Bank and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

DISCOVER BANK, as Master Servicer, Servicer and Seller

By:	/s/ Michael F. Rickert
Name:	Michael F. Rickert
Title:	Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patricia M. Child
Name:	Patricia M. Child
Title:	Vice President